UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AVIRAGEN THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

DIGIRAD CORPORATION EAST HILL MANAGEMENT COMPANY, LLC THOMAS M. CLAY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Digirad Corporation, East Hill Management Company, LLC and Thomas M. Clay, together with the other participants named herein (collectively, the “Concerned Aviragen Shareholders Group” or the “CAS Group”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes against the proposed merger between Aviragen Therapeutics, Inc., a Delaware corporation (the “Company”) and Vaxart, Inc., a Delaware corporation (“Vaxart”) at the special meeting of stockholders of the Company scheduled to be held on February 6, 2018 (the “Special Meeting”).

On January 29, 2018, the CAS Group issued the following press release, which was also posted to www.icommaterials.com/CAS:

ISS RECOMMENDS AVIRAGEN STOCKHOLDERS VOTE AGAINST THE VAXART MERGER ON THE CAS GROUP’S BLUE PROXY CARD

TERMS OF DEAL UNJUSTIFIED: ISS States That “AVIR Shares Currently Trade at a Small Fraction of the Company’s Implied Post-Merger Valuation, which Seems to Indicate that Management has Not Made a Sufficiently Compelling Argument that Justifies the Terms of the Deal”

VAXART VIEWED AS WEAK PARTNER: ISS Highlights That if the Merger is Consummated “Aviragen would be Ceding Control to a Company with Significant Net Debt, a Pipeline of Potentially Rewarding but Still Very Early Stage Trials, and that is Likely in Need of Future Possibly Dilutive Funding”

BETTER ALTERNATIVES EXIST: ISS Indicates That “An Alternative would be for Shareholders to Reject the Deal in the Hope that the Board Finds Another Transaction that Adequately Compensates Shareholders for Aviragen’s Assets”

The CAS Group is Extremely Gratified by ISS’s Recommendation That Stockholders Vote AGAINST the Merger on the CAS Group’s BLUE Proxy Card

SUWANEE, GA & PETERBOROUGH, NH, January 29, 2018 – Digirad Corporation, East Hill Management Company, LLC, and Thomas M. Clay (collectively with certain other participants in the solicitation, the “Concerned Aviragen Shareholders Group”, the “CAS Group”, “we” or “us”), who are significant stockholders of Aviragen Therapeutics, Inc., a Delaware corporation (“Aviragen”, “AVIR” or the “Company”) (NASDAQ: AVIR), with collective beneficial ownership of approximately 8.3% of AVIR’s outstanding shares of common stock, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, has recommended that Aviragen stockholders vote on the CAS Group’s BLUE proxy card to vote AGAINST the Vaxart Merger at the upcoming Special Meeting of Stockholders (the “Special Meeting”).

In reaching its conclusion, ISS performed a detailed review of both sides’ positions in the election contest as well as its own thorough independent analysis, stating: “For every M&A analysis, ISS reviews publicly available information and evaluates the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors, including, but not limited to, the valuation, market reaction, strategic rationale, negotiations and process, conflicts of interest, and governance.” In its report, ISS considered many factors and concluded:

“Aviragen is in a difficult position. Following multiple unsatisfactory clinical trial results, AVIR shares have declined substantially, reflecting a dim outlook for the company on a standalone basis. While management has advocated that a merger with Vaxart provides the best long-term value opportunity, AVIR shares currently trade at a small fraction of the company's implied post-merger valuation, which seems to indicate that management has not made a sufficiently compelling argument that justifies the terms of the deal. In exchange for its net cash position and status as a publicly traded company, Aviragen would be ceding control to a company with significant net debt, a pipeline of potentially rewarding but still very early stage trials, and that is likely in need of future possibly dilutive funding.”

“An alternative would be for shareholders to reject the deal in the hope that the board finds another transaction that adequately compensates shareholders for Aviragen's assets (cash, a public listing, and a royalty stream). This proposition is not without risk, though it is reasonable to believe that other suitors would be interested in a transaction with Aviragen, given what it brings to the table. Moreover, by choosing this alternative, shareholders would preserve their liquidation option. Based on the above, a vote AGAINST is warranted.”

Thomas M. Clay, Manager of East Hill Management Company, LLC stated, “We greatly appreciate ISS’s recommendation that stockholders vote against the Vaxart merger on the CAS Group’s BLUE proxy card at the upcoming Special Meeting. ISS’s impartial analysis considers the arguments of both Aviragen management and the CAS Group and comes to the conclusion that the proposed merger is not in the best interests of AVIR stockholders. We continue to believe that Aviragen’s analysis of the merger overvalues Vaxart and undervalues Aviragen by every valuation method, most egregiously through a precedent transaction analysis that awards Vaxart a control premium despite the fact that it is actually the acquirer in this transaction. We are confident that stockholders who closely consider the two sides’ arguments will vote AGAINST the merger to protect their investment.”

Concluded Clay, “We greatly appreciate the strong support from stockholders who have already voted against the merger on the BLUE proxy card. We urge all of our fellow stockholders to vote their BLUE proxy card today to reject the ill-advised Vaxart merger.”

Other Excerpts from ISS’s Analysis & Recommendations

On Aviragen’s Liquidation Valuation and Ability to Continue on a Standalone Basis:

“In the filing, Aviragen estimated that the liquidation value for the firm as of Oct. 31, 2017, was $22.4 million ($0.58 per share) after all future liabilities were subtracted from the cash balance of $31.5 million. However, in that calculation, Aviragen assumed a contingent payment of $10 million related to the Anaconda stock purchase agreement, which would become payable if Aviragen's phase 2 clinical trial of BTA074 achieved successful results. However, it does not appear that Aviragen assumed any increase in value of the BTA074 program in the event of successful phase 2 results. Adding back that $10 million payment to Aviragen's calculated liquidation value results in a value of $32.4 million or $0.84 per share.”

“Aviragen estimated a status quo valuation of $25.0 million, or $0.65 per share. Unlike its analysis of the liquidation scenario, for its standalone valuation, the company did not include the $10 million contingent payment associated with the Anaconda stock purchase agreement. As such, the standalone case appears to offer less value to shareholders than the liquidation of the company. Despite the negative view of Aviragen's business prospects, the standalone case does not appear to imply short-term risk to shareholders. Assuming a cash burn rate adjusted for eliminated research and development spending in line with what was observed in 1Q18, it seems that Aviragen's cash balance would allow the company to remain independent for an additional four years.”

On Vaxart as a Poor Merger Partner:

“On one hand, shareholders have the option of merging with Vaxart, a company with the potential to develop multi-billion-dollar vaccines. As these vaccines remain in, or have just completed, phase 1 clinical trials, the probability of success is still very low. According to a study published by the Biotechnology Innovation Association, only 9.6 percent of drugs in phase 1 trials and 15.2 percent of drugs in phase 2 trials end up being approved for commercialization.”

“A key consideration for shareholders is Vaxart's high leverage. Biotech companies often seek to reach milestones that will allow them to obtain additional funding to continue the development of their drug candidates. Leveraged balance sheets like Vaxart's, however, could dissuade investors who might require seniority in the company's capital structure in return for injecting capital in a high-risk business.”

On the Proposed Vaxart Merger and the Market’s Reaction:

“Given the risks outlined above, it appears the valuation of a combined company as presented by management paints an optimistic view of the future potential. The proposal indicates a post-merger valuation of $264 million, which implies an Aviragen valuation of $106 million (40 percent of the combined company), or about $2.74 per share. But with AVIR trading at $0.61 per share, or roughly only 22 percent of the estimated value (and down 26 percent since the deal was first announced), it seems clear that the market disagrees with management's estimates.”

“Aviragen management estimates that the value of the combined entity post-merger will be $264 million based on a publicly traded peer group with an equity valuation range of $14 million – $1.2 billion. This implies Aviragen's contribution to the new entity would be $106 million (40 percent of $264 million) or about $2.74 per share. With AVIR currently trading for $24.0 million ($0.62 per share), or less than a quarter of the company's estimate, the market appears to be pricing in significant skepticism about the company's valuation assertions. As a result, the liquidation value of $32.4 million represents a 35 percent premium to the market's value assessment.”

“Aviragen Therapeutics, Inc.'s stock price declined by 18.1 percent on the day of the announcement versus a 0.1 percent appreciation in the Nasdaq Biotechnology Index. Though it is not unusual for an acquirer's stock price to decline in response to a transaction, the severity of the decline is unusual. Through Jan. 19, 2018, AVIR shares have declined by 19.3 percent since the announcement, underperforming the Nasdaq Biotechnology Index by 25.6 percentage points.”

On the Viability of Alternative Options:

“The remaining alternative would be for shareholders to reject the deal in the hope that the board finds another transaction that adequately compensates shareholders for Aviragen's assets (cash, a public listing, and a royalty stream). This proposition is not without risk, as the board appears to have already run an extensive process before selecting Vaxart as a merger candidate. There is no indication that either Party F with its previous bid of $0.84 per share or any other suitors are currently seeking to engage with Aviragen. At the same time, it is not unreasonable to believe that other biotech companies, including some with a lower risk profile than Vaxart, would be interested in a transaction with Aviragen, given what it brings to the table. Moreover, by choosing this alternative, shareholders would preserve their liquidation option.”

The CAS Group urges all Aviragen stockholders to CONSIDER ISS’S RECOMMENDATION against the merger AND VOTE the BLUE proxy card TODAY AGAINST the ill-advised merger with Vaxart at the upcoming Special Meeting.

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the CAS Group’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

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Shareholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

You may find more information at:

www.icommaterials.com/CAS

About Digirad

Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad is one of the largest national providers of in-office nuclear cardiology and ultrasound imaging services, and also provides cardiac event monitoring services. These services are provided to physician practices, hospitals and imaging centers through its Diagnostic Services business. Digirad also sells medical diagnostic imaging systems, including solid-state gamma cameras, for nuclear cardiology and general nuclear medicine applications, as well as provides service on the products sold through its Diagnostic Imaging business. For more information, please visit www.digirad.com.

About East Hill Management Company

East Hill Management Company, LLC is a registered investment adviser with the Securities and Exchange Commission.

Investor Contact:

John Glenn Grau

InvestorCom

(203) 295-7841

jgrau@investor-com.com